                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A



                            Current Report Pursuant
                         to Section l3 or l5(d) of the
                        Securities Exchange Act of l934

       Date of report (date of earliest event reported): August 19, 1998


                            The Metzler Group, Inc.
                            -----------------------
            (Exact Name of Registrant as Specified in Its Charter)


                                   Delaware
                                   --------
                (State or Other Jurisdiction of Incorporation)


                  0-28830                               36-4094854
                  -------                               ----------
         (Commission File Number)            (IRS Employer Identification No.)


      615 N. Wabash, Chicago, Illinois                     60015
 -----------------------------------------              ----------
  (Address of Principal Executive Offices)              (Zip Code)


                                (312) 573-5600
                                --------------
             (Registrant's Telephone Number, Including Area Code)



              520 Lake Cook Road, Suite 500, Deerfield, Illinois
              --------------------------------------------------
                               (Former Address)

The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of its Current Report on Form 8-K, originally filed with Securities and Exchange Commission on September 3, 1998 as set forth in the pages attached hereto.

Item 7.   Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired.

               (1) The following Financial Statements of Peterson Consulting L.L.C. ("PCLLC") are attached:

                    Report of Independent Auditors

                    Consolidated Balance Sheet as of December 31, 1997

                    Consolidated Statement of Operations for the year ended December 31, 1997

                    Consolidated Statement of Members' Equity for the year ended December 31, 1997

                    Consolidated Statement of Cash Flows for the year ended December 31, 1997

                    Notes to the Consolidated Financial Statements

               (2) The following Condensed Consolidated Financial Statements of PCLLC are attached:

                    Condensed Consolidated Balance Sheet as of June 30, 1998 (unaudited)

                    Condensed Consolidated Statements of Operations for the six months ended June 30, 1998 and 1997 (unaudited)

                    Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1998 and 1997 (unaudited)

                    Notes to the June 30, 1998 Condensed Consolidated Financial Statements (unaudited)

     (b)  Pro forma financial information

          The following unaudited Pro Forma Condensed Combined Financial Statements are attached:

               Pro Forma Condensed Combined Balance Sheet as of June 30, 1998 (unaudited)

               Pro Forma Condensed Combined Statements of Operations for the three years ended December 31, 1997 and for the six months ended June 30, 1998 and 1997 (unaudited)

               Notes to Pro Forma Condensed Combined Financial Statements (unaudited)

     (c)  Exhibits

          23.1      Consent of Crowe, Chizek and Company LLP

          23.2      Consent of KPMG Peat Marwick LLP

          99.1 Audited financial statements of LECG, Inc. as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, as previously filed with the Securities and Exchange Commission as part of the Company's Registration on Form S-4 dated July 24, 1998.

          99.2 Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1998 and the unaudited Pro Forma Condensed Combined Statements of Income for the three years ended December 31, 1997, 1996 and 1995 and for the three months ended March 31, 1998 and 1997, as previously filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form S-4 dated July 24, 1998.

          99.3 The Metzler Group, Inc. audited consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, as restated.

Item 7(a)(1) Financial Statements of Peterson Consulting L.L.C.


                         REPORT OF INDEPENDENT AUDITORS



To the Members
Peterson Consulting L.L.C.


We have audited the accompanying consolidated balance sheet of Peterson Consulting L.L.C. as of December 31, 1997, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peterson Consulting L.L.C. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                    Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 17, 1998

                          PETERSON CONSULTING L.L.C.
                          CONSOLIDATED BALANCE SHEET
                               December 31, 1997


(In thousands)
--------------
ASSETS
Current assets
  Cash and cash equivalents                                             $   129
  Accounts receivable, net of allowance for doubtful
    accounts of $2,436                                                   19,487
  Prepaid expenses and other current assets                               1,137
                                                                        -------
     Total current assets                                                20,753

Furniture, equipment, and leasehold improvements (Note 4)                 7,300
Other assets                                                                570
                                                                        -------

                                                                        $28,623
                                                                        =======

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
  Notes payable (Note 5)                                                $ 6,800
  Current portion of capital lease obligation                               627
  Salaries, wages, and other compensation                                 7,960
  Accounts payable                                                        2,823
  Other current liabilities                                                 495
                                                                        -------
     Total current liabilities                                           18,705

Capital lease obligation                                                    662

Deferred rent                                                               128

Members' equity (Note 9)
  Contributed capital                                                     6,678
  Undistributed income                                                    2,450
                                                                        -------
     Total members' equity                                                9,128
                                                                        -------

                                                                        $28,623
                                                                        =======

         See accompanying notes to consolidated financial statements.

                          PETERSON CONSULTING L.L.C.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                         Year ended December 31, 1997


(In thousands)

Net revenue                                             $69,009

Costs and expenses
  Compensation and benefits                              35,641
  Selling general and administrative expenses            22,917
  Interest expense                                          387
  Interest income                                           (41)
                                                        -------
    Total costs and expenses                             58,904
                                                        -------


Income before incentive compensation and income taxes    10,105

Officer and employee incentive compensation (Note 6)      6,990
                                                        -------


Income before income taxes                                3,115

Income tax expense
  Current                                                   219
  Deferred                                                  (72)
                                                        -------
                                                            147
                                                        -------
Income distributable to members                         $ 2,968
                                                        =======


         See accompanying notes to consolidated financial statements.

                          PETERSON CONSULTING L.L.C.
                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                         Year ended December 31, 1997



                                     Con-
                                   tributed      Undistributed        Net
(In thousands)                     Capital          Income          Capital
--------------                     -------          ------          -------

Balance at January 1, 1997           $6,206          $1,969         $8,175

Distributions to members                  -          (2,487)        (2,487)

Interests repurchased                  (350)              -           (350)

Issuance of members' interests          822               -            822

Income distributable to members           -           2,968          2,968
                                     ------          ------         ------

Balance at December 31, 1997         $6,678          $2,450         $9,128
                                     ======          ======         ======

         See accompanying notes to consolidated financial statements.

                          PETERSON CONSULTING L.L.C.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                         Year ended December 31, 1997


(In thousands)

Cash flows from operating activities:
  Income distributable to members                                                    $ 2,968
  Adjustments to reconcile income distributable to members
   to net cash from operating activities:
     Depreciation and amortization                                                     1,974
     Gain on disposal of equipment                                                        (4)
     Provision for deferred income taxes                                                 (72)
     Increase (decrease) in cash from changes
      in working capital components:
       Accounts receivable                                                             2,630
       Prepaid expenses and other current assets                                          88
       Salaries, wages, and other compensation                                        (2,543)
       Accounts payable                                                                 (269)
       Deferred rent                                                                    (518)
       Other liabilities                                                                 126
                                                                                     -------
          Net cash provided by operating activities                                    4,380
                                                                                     -------
Cash flows from investing activities:
  Capital expenditures                                                                (4,500)
  Proceeds from sale of equipment                                                          7
                                                                                     -------
     Net cash used in investing activities                                            (4,493)
                                                                                     -------
Cash flows from financing activities:
  Net proceeds on short-term borrowings                                                3,300
  Members interests repurchased                                                         (350)
  Payments on notes payable                                                             (347)
  Capital contributions                                                                  210
  Distributions to members                                                            (2,487)
  Payments on capital lease obligations                                                 (244)
                                                                                     -------
     Net cash provided by financing activities                                            82
                                                                                     -------

Decrease in cash and cash equivalents                                                    (31)

Cash and cash equivalents at beginning of year                                           160
                                                                                     -------

Cash and cash equivalents at end of year                                             $   129
                                                                                     =======

Supplemental schedule of noncash investing and financing activities
  Capital lease obligation incurred for office equipment and software                $ 1,224
  Deferred incentive compensation exchanged for members' equity                          612

         See accompanying notes to consolidated financial statements.

                          PETERSON CONSULTING L.L.C.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS

Peterson Consulting L.L.C. (Company or Peterson) operates in the consulting and information services industries, primarily in the United States.

The Company designs, analyzes, and implements management information processes to improve operations and to support dispute resolution efforts. The Company provides services to large and small corporations, insurance and reinsurance companies, financial institutions, public entities and their counsel.

Insurance Data Resources, Inc. (IDR) operates in the information management market with an initial focus on providing services to the worker's compensation industry. IDR provides value-added services to clients including actuarial consulting services, system design, and litigation consulting.

Insurance Data Resources Statistical Services, Inc.'s (IDRSS or Co-op) is an affiliated entity. Its primary function is to act as a statistical agent and provide data collection and basic rate making services to insurers, state regulatory agencies, and self-insured employers, who are members of the cooperative. IDRSS also provides consulting services to IDR and Peterson.


NOTE 2 - BASIS OF PRESENTATION

The Company operates pursuant to the provisions of the Limited Liability Company Operating Agreement (Operating Agreement) and will terminate on December 31, 2040, if not terminated sooner.


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. A description of the significant accounting policies applied in the preparation of the financial statements is presented below:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, IDR, and the accounts of IDRSS. IDRSS is a cooperative entity that provides services, as described in
Note 1, to the members of the Co-op. At December 31, 1997, IDR had provided significant advances to IDRSS and was the primary member of the Co-op. Accordingly, the consolidated financial statements include the activities of the Co-op. It is expected that in future periods additional members will join the Co-op and IDR will be repaid for the advances it has made. As additional members are obtained and IDR's interest diminishes, it is expected that IDR will discontinue consolidation of IDRSS in the future. All material intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition: Fees for professional services are recognized on the accrual basis at the time services are rendered, after an estimated provision for uncollectible and unbillable amounts.

Accounts Receivable: Accounts receivable includes engagements in process of approximately $7,560 at December 31, 1997, which are generally stated at estimated recoverable amounts, including reimbursable expenses incurred on client service engagements. Some engagements have the risk of fee revision as well as additional costs. On a limited basis, engagements may be modified by way of upward adjustments for reasons of change in scope or for other developments.

Management Estimates and Assumptions: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Estimates that are subject to significant change in the near term are the allowance for doubtful accounts and the estimated billable amount of engagements in process.

                          PETERSON CONSULTING L.L.C.

The allowance for doubtful accounts is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific customers, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Cash Equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Furniture, Equipment, Software, and Leasehold Improvements: Furniture, equipment, software, and leasehold improvements are stated at cost. Depreciation is computed generally on the straight-line basis over the estimated useful lives of the related assets ranging from 3 to 10 years. The cost of maintenance and repairs is charged to income as incurred; significant betterments are capitalized.

Income Taxes: The Company is generally not subject to federal and state income taxes as a separate entity. Instead, its taxable income is included in the income tax returns of the individual members. The Company uses the modified cash basis for income tax purposes.

IDR is subject to taxation at the corporate level. IDR provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No.
109), "Accounting for Income Taxes". SFAS No. 109 generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of IDR's assets and liabilities and expected benefits of operating loss carryforwards and credit carryforwards. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based upon enacted tax laws. Changes in enacted tax rates or laws will be reflected in the financial statements in the periods they occur. Temporary differences result primarily from depreciation and amortization.

Related Parties: From time to time, the Company has transactions with related parties. During 1997, there were no significant transactions with related parties.

Accounting Policy: During 1997, the Company's Board of Directors approved a change in the vacation policy whereby vice presidents, who are also members, are no longer eligible to earn vacation benefits. Instead, vice presidents are entitled to discretionary time off. Such time off has no limits, will not accrue or carryover to future periods, and has no cash value upon the vice president's departure from the Company. The impact of this change increased income distributable to members by approximately $900,000 for the year ended December 31, 1997. This change in policy applies only to vice presidents.


NOTE 4 - FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

Furniture, equipment, and leasehold improvements consisted of the following at December 31, 1997:

     (In thousands)
     --------------

     Furniture and equipment                                           $ 14,415
     Software                                                             2,263
     Leasehold improvements                                                 891
                                                                       --------
                                                                         17,569
     Accumulated depreciation and amortization                          (10,269)
                                                                       --------

                                                                       $  7,300
                                                                       ========

                          PETERSON CONSULTING L.L.C.

NOTE 5 - NOTES PAYABLE

Line of Credit: The Company has two operating lines of credit with a commercial bank which provide for maximum borrowings of $4,100,000 on demand notes. Interest is payable at the prime rate, and the notes are collateralized primarily by accounts receivable. The Company was obligated under these lines of credit for $3,300,000 at December 31, 1997. The Company also had letters of credit totaling approximately $775,000 outstanding at December 31, 1997.

Term Loan: On July 23, 1997, the Company entered into a $4,000,000 term loan. Interest is payable at the prime rate, and the loan is collateralized by accounts receivable. The loan requires monthly principal payments of $100,000 and is subject to renewal annually. The unpaid principal balance was $3,500,000 at December 31, 1997.

Interest paid for the year ended December 31, 1997 was approximately $380,000.


NOTE 6 - INCENTIVE COMPENSATION PLAN

The Operating Agreement provides for income before officer and employees' incentive compensation to be allocated to officers and employees as additional compensation based upon the discretion of the Board of Directors.


NOTE 7 - CONTINGENCIES

The Company is party to a lawsuit alleging copyright infringement and related state law causes of action. The complaint is for injunctive relief and unspecified compensatory and punitive damages. The original claim was dismissed and granted in favor of the Company. On October 27, 1997, the Court of Appeals reversed the previous judgment. The plaintiff has filed an amended complaint alleging similar claims. The Company plans to file for summary judgment to dismiss the plaintiff's complaint. Management believes they have significant defenses for their position and intend to vigorously defend against the claims. Any contemplated outcome of this litigation is not expected to prohibit the Company from providing its services.

The Company is party to various legal proceedings in the ordinary course of its business. The Company maintains insurance coverage to limit its exposure regarding these proceedings. Management is of the opinion that, although the outcome of this litigation and the matter described above cannot be predicted with any certainty, the ultimate liability, if any, will not have a material adverse effect on the Company's financial position or results of operations.

Success in the consulting industry is achieved by skill and by personal relationships developed over a period of years. The Company has many client relationships many of which are maintained by its key employees. Many of these key employees also enjoy the high visibility which attends leadership positions within their service lines. The departure of any one or more of these key employees could have an adverse effect on the Company.


NOTE 8 - LEASES

The Company's principal leases are for office facilities and equipment. The leases expire at various dates and include renewal options. Generally, the leases provide that the Company will pay executory costs such as utilities, insurance, taxes, and maintenance. Several of the office leases include periods of free rent as well as periods with scheduled rent increases. The total amount of rent payments is charged to expense on the straight-line basis over the terms of the leases. The Company also leases office equipment and software under capital leases.

Future minimum rental commitments under noncancelable leases consisted of the following at December 31, 1997:

                          PETERSON CONSULTING L.L.C.


                                                            Capital    Operating
  (In thousands)                                            Leases      Leases
  --------------                                            ------      ------

  1998                                                      $  717       $3,280
  1999                                                         543        2,208
  2000                                                         162          991
  2001                                                           -          499
  2002                                                           -           79
                                                            ------       ------
     Total minimum lease payments                            1,422       $7,057
                                                                         ======
  Amount representing interest                                 133
                                                            ------

     Present value of future minimum lease payments         $1,289
                                                            ======

Office equipment and software accounted for under capital leases are included in the financial statements as follows:

  (In thousands)
  --------------

  Furniture and equipment                                                $  754
  Software                                                                  482
  Microcomputer                                                             470
  Accumulated depreciation and amortization                                (274)
                                                                         ------

                                                                         $1,432
                                                                         ======

Rental expense under operating leases for the year ended December 31, 1997 approximated $4,530,000.


NOTE 9 - CAPITALIZATION, RESTRICTIONS ON TRANSFERS OF UNITS, AND
 MANAGEMENT AUTHORITY

Capitalization: The initial capital contributions to the Company were made by members of the Company who received membership interests pursuant to the liquidation plan of the former partnership. The Board of Directors may determine at any time to increase or decrease the required capital contributions of any one or more members. The Company considers there to be in substance two classes of ownership interests, the Class A, which is voting, owned by certain members who, through their membership on the Board, collectively hold voting and operating control of the Company, and a second class, which is nonvoting, owned by all other members.

Return of Capital Contributions: The Operating Agreement, subject to certain exceptions, prohibits the withdrawal or return of any capital contributions or claim to any capital of the Company prior to the termination of the Company, unless otherwise approved by the Board of Directors.

Restrictions on Transfers of Membership Interests: Members may not dispose of all or any portion of his, her, or its membership interest without the prior written consent of the Board. The Company will purchase, and each Member agrees to sell, the member's entire interest in the event of death, disability, or retirement. The purchase price of a member's interest upon termination from the Company, other than by death, disability, or retirement, is based on a formula as defined in the Operating Agreement, subject to certain adjustments by the Board of Directors.

Management Authority: The Board of Directors has the full power and authority to manage and control the conduct and operations of the Company's business pursuant to the provisions of the Operating Agreement.

Income Allocations: The Board of Directors has complete discretion in determining incentive compensation, bonuses, equity returns, and other income allocations. Such amounts are not vested until paid and are subject to certain adjustments pursuant to the provisions in the Operating Agreement.


NOTE 10 - RETIREMENT PLAN

The Company maintains a retirement plan covering substantially all employees. Employees may contribute to the plan through the 401(k) feature. Beginning in 1997, the Company matches 50% of the employee's contribution up to 6% of their total compensation. Employer profit sharing contributions are at the discretion of the Company. There were no discretionary Company contributions to the plan for the year ended December 31, 1997. The Company's matching contribution was approximately $482,000 for the year ended December 31, 1997.

                          PETERSON CONSULTING L.L.C.

Item 7 (a), (2) Financial Statements of Business Acquired

PCLLC Condensed Consolidated Balance Sheet as of June 30, 1998 (unaudited)

                                (in thousands)


                                    ASSETS
Current assets:
 Cash and cash equivalents............................................. $   681
 Accounts receivable, net..............................................  23,456
 Prepaid expenses and other current assets.............................   4,423
                                                                        -------
    Total current assets...............................................  28,560
Property and equipment, net............................................   6,201
                                                                        -------
Total assets........................................................... $34,761
                                                                        =======

                        LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
 Line of Credit........................................................ $ 7,900
 Accounts payable and accrued liabilities..............................   2,843
 Accrued compensation and project-related costs........................  12,375
 Other current liabilities.............................................   1,235
                                                                        -------
    Total current liabilities..........................................  24,353
 Other noncurrent liabilities..........................................     347
                                                                        -------
       Total liabilities...............................................  24,700
                                                                        -------

Members' Equity:
  Contributed capital..................................................   8,330
  Undistributed Income.................................................   1,731
                                                                        -------
       Total members' equity...........................................  10,061
                                                                        -------
Total liabilities and members' equity.................................. $34,761
                                                                        =======

  The accompanying notes are an integral part of these condensed consolidated statements.

                          PETERSON CONSULTING L.L.C.

Item 7 (a), (2) Financial Statements of Business Acquired

PCLLC Condensed Consolidated Statements of Operations for the six months ended
                      June 30, 1998 and 1997 (unaudited)

                                (in thousands)


                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                     ----------------
                                                                       1998     1997
                                                                     -------- --------
Revenues......................................................       $ 40,567 $ 33,068

Cost of services..............................................         23,023   18,227
                                                                     -------- --------
  Gross profit................................................         17,544   14,841
General and administrative expenses...........................         17,240   12,949
                                                                     -------- --------
Income from operations........................................            304    1,892
Other expense, net............................................            304      154
                                                                     -------- --------
Income before income taxes....................................             --    1,738
Income taxes..................................................             --       --
                                                                     -------- --------
Income distributable to members...............................       $     -- $  1,738
                                                                     ======== ========


  The accompanying notes are an integral part of these condensed consolidated statements.

                          PETERSON CONSULTING L.L.C.

Item 7 (a), (2) Financial Statements of Business Acquired

PCLLC Condensed Consolidated Statements of Cash Flows for the six months ended
                      June 30, 1998 and 1997 (unaudited)

                                (in thousands)

                                                                              SIX MONTHS ENDED
                                                                                  JUNE 30,
                                                                              -----------------
                                                                                1998    1997
                                                                              -------- --------
Cash flows from operating activities:
 Income distributable to members......................................         $    --  $ 1,738
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.......................................           1,302      865
  Loss on disposal of property and equipment..........................              29       --
  Increase in accounts receivable, net................................          (3,969)    (363)
  Increase in prepaid expenses and other assets.......................            (394)     (39)
  Decrease in accounts payable and accrued liabilities................              20     (601)
  Increase in accrued compensation and project-related costs..........           5,525    2,977
  Increase (Decrease) in other liabilities............................              40     (814)
                                                                              -------- --------
   Net cash (used in) provided by operating activities................           2,553    3,763
                                                                              -------- --------
Cash flows from investing activities:
  Purchase of property and equipment..................................          (2,571)  (2,440)
  Proceeds from the disposal of property and equipment................              17       --
                                                                              -------- --------
    Net cash used in investing activities.............................          (2,554)  (2,440)
                                                                              -------- --------
Cash flows from financing activities:
  Net borrowing under line of credit..................................           1,100      500
  Capital contributions...............................................             573      160
  Members' interests repurchases......................................            (100)      --
  Payment of capital lease obligations................................            (370)     (98)
  Distributions to members............................................            (650)  (1,049)
                                                                              -------- --------
    Net cash used in financing activities.............................             553     (487)
                                                                              -------- --------
Net (decrease) increase in cash.......................................             552      836
Cash at beginning of period...........................................             129      160
                                                                              -------- --------
Cash at end of period.................................................        $    681 $    996
                                                                              ======== ========

  The accompanying notes are an integral part of these condensed consolidated statements.

                          PETERSON CONSULTING L.L.C.

Item 7 (a), (2) Financial Statements of Business Acquired

Notes to the June 30, 1998 PCLLC Condensed Consolidated Financial Statements (unaudited)

1. Basis of Presentation

     The accompanying Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in management's opinion, include all adjustments necessary for a fair statement of results for such interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules or regulations; however, the Company believes that the disclosures made are adequate to make the information presented not misleading.

     The interim results for the six-month periods ended June 30, 1998 and 1997 are not necessarily indicative of results for the full year. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 1997 and notes thereto included elsewhere in this filing.


2. Income Allocations

     Prior to its acquisition by the Metzler Group, Inc., PCLLC operated pursuant to the provisions of its Limited Liability Company Operating Agreement ("Operating Agreement"). Under the Operating Agreement the Board of Directors had complete discretion in determining incentive compensation, bonuses, equity returns and other income allocations. Such amounts were not vested until paid and were subject to certain adjustments pursuant to the provisions in the Operating Agreement. Not all of the income allocated to members in each period was charged to expense. Certain income allocations remained as a residual Income Distributable to Members. The amount of Income Distributable to Members was not formula-based, and as such, it varied substantially from period to period. The Income Distributable to Members of $1,738 for the six month period ended June 30, 1997 conforms with the historical financial statement presentation. The Board of Directors resolved that all residual income was determined to be incentive compensation for the six month period ended June 30, 1998.

                          PETERSON CONSULTING L.L.C.

Item 7 (b) Pro Forma Financial Information


     The Company completed its acquisition of PCLLC on August 31, 1998 by exchanging 5.6 million shares of the Company's common stock for substantially all of the outstanding Members' interest in PCLLC. The accompanying unaudited pro forma condensed combined balance sheet combines the Company's historical consolidated balance sheet and the balance sheet of PCLLC as if the transaction had been consummated on June 30, 1998, and the unaudited pro forma condensed combined statements of operations for year ended December 31, 1997 and for the six month periods ended June 30, 1998 and 1997 reflect the merger with PCLLC, applying the pooling-of-interests method of accounting. The unaudited pro forma condensed combining financial statements give effect to the issuance of the Company's common stock in exchange for substantially all the outstanding Members' interest in PCLLC. The transaction will be accounted for by the pooling of interests method of accounting.

     The unaudited pro forma condensed combining financial statements are presented for illustrative purposes only and do not purport to represent what the Company's results of operations or financial position would have been had the merger with PCLLC occurred on the dates indicated or for any future period or date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical financial statements of the Company and PCLLC.

                          PETERSON CONSULTING L.L.C.

ITEM 7(b) Pro Forma Financial Information

Pro Forma Condensed Combined Balance Sheet as of June 30, 1998 (Unaudited) (In thousands)


                                                                                                            Pro
                    ASSETS                                      Metzler        PCLLC       Adjustment       Forma
                                                                -------        -----       ----------       -----
Current Assets:
 Cash and cash equivalents                                     $ 72,616      $   681                       $ 73,297
 Accounts receivable                                             50,994       23,456                         74,450
 Prepaid expenses and other current assets                        3,563        4,423                          7,986
                                                               --------      -------          -------      --------
  Total current assets                                          127,173       28,560              --       $155,733

Property and equipment, net                                      10,724        6,201                         16,925
Other assets                                                      1,606          --                           1,606
                                                               --------      -------          -------      --------
Total assets                                                   $139,503      $34,761              --       $174,264
                                                               ========      =======          =======      ========

   LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
 Line of Credit                                                 $   --       $ 7,900                       $  7,900
 Accounts payable and accrued liabilities                         6,997        4,188            7,000        18,185
 Accrued compensation and project-related costs                  13,321       11,030                         24,351
 Income taxes payable                                             1,855          --                           1,855
 Deferred income taxes                                            1,057          --             1,765         2,822
 Other current liabilities                                        2,368        1,235                          3,603
                                                               --------      -------          -------      --------
  Total current liabilities                                      25,598       24,353            8,765        58,716

Deferred income taxes                                             2,564          --             5,435         7,999
Other non-current liabilities                                       182          347              --            529
                                                               --------      -------          -------      --------
  Total liabilities                                              28,344       24,700           14,200        67,244
                                                               --------      -------          -------      --------
Stockholders' equity:
 Preferred stock                                                    --           --               --            --
 Common stock                                                        31          --                6             37
 Additional paid-in capital                                      87,206        8,330              (6)        95,530
 Notes receivable from shareholders                                (611)         --               --           (611)
 Retained Earnings                                               24,599        1,731          (14,200)       12,130
 Accumulated other comprehensive income                             (66)         --               --            (66)
                                                               --------      -------          -------      --------
  Total Stockholders' Equity                                    111,159       10,061          (14,200)      107,020
                                                               --------      -------          -------      --------

Total liabilities and stockholders' equity                     $139,503      $34,761              --       $174,264
                                                               ========      =======          =======      ========

   The accompanying notes are an integral part of these pro forma condensed combining financial statements.

                          PETERSON CONSULTING L.L.C.

Item 7(b) Pro Forma Financial Information
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 1997
(Unaudited)
(In thousands, except share data)

                                                                                           Pro
                                                    Metzler      PCLLC     Adjustment     Forma
                                                    --------    -------    ----------    --------
Revenues........................................    $127,771    $69,009                  $196,780
Cost of services................................      77,503     37,619                   115,122
                                                    --------    -------      ------      --------
  Gross profit..................................      50,268     31,390          --        81,658
Selling, general and administrative expenses....      26,222     27,929                    54,151
Merger related expenses.........................       1,312                                1,312
                                                    --------    -------      ------      --------
  Operating income..............................      22,734      3,461          --        26,195
Other (income) expense, net.....................      (1,651)       346                    (1,305)
                                                    --------    -------      ------      --------
Income before provision for income taxes........      24,385      3,115          --        27,500
  Provision for income taxes....................       8,934        147                     9,081
                                                    --------    -------      ------      --------
Net income......................................    $ 15,451    $ 2,968          --      $ 18,419
                                                    ========    =======      ======      ========
Earnings per common share:

  Net income per basic share....................    $   0.59                             $   0.58
  Shares used in computing net income per basic
   share........................................      26,109                  5,670        31,779

  Net income per dilutive share.................    $   0.58                             $   0.57
  Shares used in computing net income per
   dilutive share...............................      26,618                  5,670        32,288

Pro forma income data:

  Net income as reported........................    $ 15,451    $ 2,968          --      $ 18,419
  Pro forma adjustments to income tax expense...      (1,064)    (1,130)                   (2,194)
                                                    --------    -------      ------      --------
     Pro forma net income.......................    $ 14,387    $ 1,838          --      $ 16,225
                                                    ========    =======      ======      ========
  Pro forma net income per basic share..........    $   0.55                             $   0.51
  Pro forma net income per dilutive share.......    $   0.54                             $   0.50

   The accompanying notes are an integral part of these pro forma condensed combining financial statements.

                          PETERSON CONSULTING L.L.C.

Item 7(b) Pro Forma Financial Information
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 1996
(Unaudited)
(In thousands, except share data)

                                                                                           Pro
                                                    Metzler      PCLLC     Adjustment     Forma
                                                    --------    -------    ----------    --------
Revenues........................................     $94,945    $56,944                  $151,889
Cost of services................................      63,196     26,214                    89,410
                                                     -------    -------      ------      --------
  Gross profit..................................      31,749     30,730          --        62,479
Selling, general and administrative expenses....      20,868     26,160                    47,028
                                                     -------    -------      ------      --------
  Operating income..............................      10,881      4,570          --        15,451
Other (income) expense, net.....................          73        212                       285
                                                     -------    -------      ------      --------
Income before provision for income taxes........      10,808      4,358          --        15,166
  Provision for income taxes....................           9         --                         9
                                                     -------    -------      ------      --------
Net income......................................     $10,799    $ 4,358          --      $ 15,157
                                                     =======    =======      ======      ========
Earnings per common share:

  Net income per basic share....................     $  0.43                             $   0.49
  Shares used in computing net income per basic
   share........................................      25,263                  5,670        30,933

  Net income per dilutive share.................     $  0.42                             $   0.48
  Shares used in computing net income per
   dilutive share...............................      25,592                  5,670        31,262

Pro forma income data:

  Net income as reported........................     $10,799    $ 4,358          --      $ 15,157
  Pro forma adjustments to income tax expense...      (4,423)    (1,787)                   (6,210)
                                                     -------    -------      ------      --------
     Pro forma net income.......................     $ 6,376    $ 2,571          --      $  8,947
                                                     =======    =======      ======      ========
  Pro forma net income per basic share..........     $  0.25                             $   0.29
  Pro forma net income per dilutive share.......     $  0.25                             $   0.29

   The accompanying notes are an integral part of these pro forma condensed combining financial statements.

                          PETERSON CONSULTING L.L.C.

Item 7(b) Pro Forma Financial Information
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 1995
(Unaudited)
(In thousands, except share data)

                                                                                           Pro
                                                    Metzler      PCLLC     Adjustment     Forma
                                                    --------    -------    ----------    --------
Revenues........................................     $80,652    $50,257                  $130,909
Cost of services................................      53,550     25,506                    79,056
                                                     -------    -------      ------      --------
  Gross profit..................................      27,102     24,751          --        51,853
Selling, general and administrative expenses....      21,860     30,275                    52,135
                                                     -------    -------      ------      --------
  Operating income (loss).......................       5,242     (5,524)         --          (282)
Other (income) expense, net.....................         241         99                       340
                                                     -------    -------      ------      --------
  Income (loss) before provision for income
   taxes and extraordinary item.................       5,001     (5,623)         --          (622)
  Provision for income taxes....................         476         --                       476
                                                     -------    -------      ------      --------
  Income (loss) before extraordinary item.......       4,525     (5,623)         --        (1,098)
  Extraordinary gain on extinguishment of debt..          --      5,692                     5,692
                                                     -------    -------      ------      --------
  Net income....................................     $ 4,525    $    69          --      $  4,594
                                                     =======    =======      ======      ========
Earnings per common share:

  Net income (loss) per basic share.............     $  0.18                             $  (0.04)
  Shares used in computing net income (loss)
   per basic share..............................      24,734                  5,670        30,404

  Net income (loss) per dilutive share..........     $  0.18                             $  (0.04)
  Shares used in computing net income (loss)
   per dilutive share...........................      24,734                  5,670        30,404

Pro forma income data:

  Net income (loss) as reported.................     $ 4,525    $(5,623)         --      $ (1,098)
  Pro forma adjustments to income tax expense...      (1,574)     2,305                       731
                                                     -------    -------      ------      --------
     Pro forma net income (loss)................     $ 2,951    $(3,318)         --      $   (367)
                                                     =======    =======      ======      ========
     Pro forma net income (loss) per basic
      share.....................................     $  0.12                             $  (0.01)
     Pro forma net income (loss) per dilutive
      share.....................................     $  0.12                             $  (0.01)


   The accompanying notes are an integral part of these pro forma condensed combining financial statements.

                          PETERSON CONSULTING L.L.C.


Item 7(b) Pro Forma Financial Information
Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 1998
(Unaudited)
(In thousands, except share data)

                                                                                             Pro
                                                       Metzler     PCLLC     Adjustment     Forma
                                                       -------     -----     ----------     -----
Revenues........................................       $85,105    $40,567                  $125,672
Cost of services................................        50,015     23,023                    73,038
                                                       -------    -------    ----------    --------
  Gross profit..................................        35,090     17,544            -       52,634
Selling, general and administrative expenses....        16,394     17,240                    33,634
                                                       -------    -------    ----------    --------
  Operating income..............................        18,696        304            -       19,000
Other (income) expense, net.....................        (1,644)       304                    (1,340)
                                                       -------    -------    ----------    --------
Income before provision for income taxes........        20,340         -             -       20,340
  Provision for income taxes....................         8,024         -                      8,024
                                                       -------    -------    ----------    --------
Net income......................................       $12,316    $    -             -     $ 12,316
                                                       =======    =======    ==========    ========

Earnings per common share:

  Net income per basic share....................       $  0.42                             $   0.35
  Shares used in computing net income per basic
   share........................................        29,655                    5,670      35,325

  Net income per dilutive share.................       $  0.40                             $   0.34
  Shares used in computing net income per
   dilutive share...............................        30,625                    5,670      36,295

Pro forma income data:

  Net income as reported........................       $12,316    $    -             -     $ 12,316
   Pro forma adjustments to executive
    compensation expense, net of tax............            -       2,267                     2,267
                                                       -------    -------    ----------    --------
      Pro forma net income......................       $12,316    $ 2,267            -     $ 14,583
                                                       =======    =======    ==========    ========

  Pro forma net income per basic share..........       $  0.42                             $   0.41
  Pro forma net income per dilutive share.......       $  0.40                             $   0.40

   The accompanying notes are an integral part of these pro forma condensed combining financial statements.

                          PETERSON CONSULTING L.L.C.


Item 7(b) Pro Forma Financial Information
Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 1997
(Unaudited)
(In thousands, except share data)

                                                                                                  Pro
                                                               Metzler    PCLLC    Adjustment    Forma
                                                               -------   -------   ----------   -------
Revenues ...................................................   $59,064   $33,068                $92,132
Cost of services ...........................................    36,842    18,227                 55,069
                                                               -------   -------   ----------   -------
  Gross profit .............................................    22,222    14,841           --    37,063
Selling, general and administrative expenses ...............    12,239    12,949                 25,188
                                                               -------   -------   ----------   -------
  Operating income .........................................     9,983     1,892           --    11,875
Other (income), expense net ................................    (1,281)      154                 (1,127)
                                                               -------   -------   ----------   -------
Income before provision for income taxes ...................    11,264     1,738           --    13,002
  Provision for income taxes ...............................     2,704        --                  2,704
                                                               -------   -------   ----------   -------
Net income .................................................   $ 8,560     1,738           --    10,298
                                                               =======   =======   ==========   =======
Earnings per common share:
  Net income per basic share ...............................   $  0.33                          $  0.33
  Shares used in computing net income per basic share ......    26,003                  5,670    31,673

  Net income per dilutive share ............................   $  0.33                          $  0.32
  Shares used in computing net income per basic share ......    26,333                  5,670    32,003

Pro forma income data:
  Net income as reported ...................................   $ 8,560   $ 1,738           --   $10,298
  Pro forma adjustments to income tax expense ..............    (1,914)     (713)                (2,627)
                                                               -------   -------   ----------   -------
    Pro forma net income ...................................   $ 6,646   $ 1,025           --   $ 7,671
                                                               =======   =======   ==========   =======
  Pro forma net income per basic share .....................   $  0.26                          $  0.24
  Pro forma net income per dilutive share ..................   $  0.25                          $  0.24

   The accompanying notes are an integral part of these pro forma condensed combining financial statements.